SUB-SUBADVISORY AGREEMENT

THIS SUB-SUBADVISORY AGREEMENT made as of _________________ by and between FRANKLIN ADVISERS, INC., a corporation organized and existing under the laws of the State of California (hereinafter called “FAV”), and PUTNAM INVESTMENT MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“PIM”).

WHEREAS, FAV and PIM are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services as an independent contractor; and

WHEREAS, FAV has been retained to render investment sub-advisory services with respect to Seasons Series Trust (the “Trust”), a Massachusetts business trust registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), ; and

WHEREAS, FAV desires to retain PIM to render certain investment sub-advisory and related services with respect to the Fund pursuant to the terms and provisions of this Agreement, and PIM is interested in furnishing said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. FAV hereby retains PIM and PIM hereby accepts such engagement, to furnish certain investment advisory and related services with respect to certain assets of the Fund, as more fully set forth herein.

(a) Subject to the overall policies, direction and review of the Fund’s Board of Trustees (the “Board”) and to the instructions and supervision of FAV, PIM will provide certain investment advisory and related services for a portion of the Fund as agreed upon from time to time by FAV and PIM, including:

(i)

managing the investment and reinvestment of that portion of the Fund’s portfolio allocated for investment to it by FAV, if any, from time to time, with PIM determining what securities and other property will be purchased, retained or sold with respect to such portion, and placing all purchase and sale orders with respect to such portion;

(ii)

Providing assistance with purchasing and selling securities and other property for the Fund, including the placement of orders with broker-dealers selected by PIM, even if FAV has not delegated investment discretion with respect to such assets; and

(iii)

performing research and obtaining and evaluating pertinent economic, statistical, and financial data relevant to the investment strategies and policies of the Fund, as set forth in the Fund’s prospectus and statement of additional information, and sharing such research and data with FAV upon request.

The assets with respect to which PIM provides the services set forth in Sections 1(a)(i) through (iii) are referred to as the “Sub-Advised Portion.”

(b) In performing these services, PIM shall adhere to the Fund’s investment goal(s), policies and restrictions as contained in the Fund’s current prospectus and statement of additional information, and in the Agreement and Declaration of Trust and Bylaws of the Fund or Trust, as applicable, and to the investment guidelines most recently established by FAV (all as may be amended from time to time) and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

(c) Unless otherwise instructed by FAV or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAV or by the Board, PIM shall report daily all transactions effected by PIM on behalf of the Fund to FAV and to other entities as reasonably directed by FAV or the Board.

(d) PIM shall provide FAV such information with respect to its services hereunder as is reasonably necessary to fulfill FAV’s own reporting obligations with respect to the Fund.

(e) In carrying out its duties hereunder, PIM shall comply with all reasonable instructions of the Fund, the Board or FAV in connection therewith.

2. (a) Where applicable based on the services it provides pursuant to Section 1 above, PIM shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the Fund’s policies with respect thereto and as set forth in the Fund’s Registration Statement, as amended from time to time, and under the Securities Act of 1933, as amended (the “1933 Act”), Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act. In connection with the placement of orders for the execution of the Sub-Advised Portion’s portfolio transactions, PIM shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Fund and shall be available for inspection and use by the SEC, the Fund or any person retained by the Fund. Where applicable, such records shall be maintained by PIM for the period and in the place required by Rule 31a-2 under the 1940 Act.

(b) Where applicable based on the services it provides pursuant to Section 1 above, PIM shall select brokers and dealers for the execution of the Fund’s transactions with respect to the Sub-Advised Portion. In selecting brokers or dealers to execute such orders and subject to any policies and procedures adopted by the Trust’s Board, PIM is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which may enhance PIM’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the 1934 Act that PIM may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if PIM determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or PIM’s overall responsibilities to PIM’s discretionary accounts.

3. (a) PIM shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund.

(b) It is understood that the services provided by PIM are not to be deemed exclusive. FAV acknowledges that PIM may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund. FAV agrees that PIM may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

4. PIM agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

5. PIM will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where PIM may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

6. (a) For the services to be rendered by Subadviser Affiliate as provided in this Agreement, Subadviser (and not the Trust or the Portfolio) will pay to Subadviser Affiliate fees in an amount and at the times specified in Schedule A hereto. For the purposes of calculating such fee, the net asset value of the Sub-Advised Portion and the value of the net assets of the Fund shall be determined in the same manner that the Fund uses to compute its net asset value for purposes of pricing purchases and redemptions of its shares, all as set forth more fully in the Fund’s then current prospectus and statement of additional information.

(b) In payment for the services to be rendered by PIM under Sections 1(a)(ii)-(iii), FAV shall pay a monthly fee in U.S. dollars to PIM based on the costs of PIM in providing services with respect to the Fund, which may include a mark-up determined and revised from time-to-time in accordance with the transfer pricing policy of the parties’ parent company (specifically, the global service fee model thereunder) in line with applicable tax/transfer pricing regulations, but not to exceed 15% over such costs.

(c) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

7. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of PIM, neither PIM nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV, the Fund’s primary adviser(s) or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(b) Notwithstanding paragraph 7(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund, the Fund’s primary adviser(s) or any shareholder of the Fund (a “liability”) for any acts undertaken by PIM pursuant to authority delegated as described in Paragraph 1(a), PIM shall indemnify and save FAV and each of its affiliates, officers, directors and employees (each an “Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by an Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Indemnified Party, in connection with such liability.

(c) No provision of this Agreement shall be construed to protect any director or officer of FAV or PIM from liability in violation of Sections 17(h) or (i) of the 1940 Act.

8. During the term of this Agreement, PIM will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FAV will be responsible for all of their respective expenses and liabilities.

9. This Agreement shall be effective as of the date given above and shall continue in effect for two years. It is renewable annually thereafter so long as such continuance is specifically approved at least annually (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

10. This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to FAV and PIM, and by FAV or PIM upon sixty (60) days’ written notice to the other party.

11. This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Subadvisory Agreement between FAV and the Fund’s primary adviser.

12. In compliance with the requirements of Rule 31a-3 under the 1940 Act, PIM hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. PIM further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

13. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

14. The terms “majority of the outstanding voting securities” of the Fund and “interested persons” shall have the meanings as set forth in the 1940 Act.

15. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California of the United States of America.

16. PIM acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust. PIM agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that PIM shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:
Name:	Edward Perks
Title:	President and CIO

PUTNAM INVESTMENT MANAGEMENT, LLC

By:
Name:	Steven McKay
Title:	Head of U.S. Retirement, Insurance & College Savings

Schedule A

Sleeve	Across All Assets
Putnam Emerging Markets Equity	[omitted]
Putnam Large Cap Growth	[omitted]